GOLDEN COMPREHENSIVE
  SECURITY PROGRAM

  Financial Statements for the Years
  Ended December 31, 1994 and 1993 and
  Independent Auditors' Report




GOLDEN COMPREHENSIVE SECURITY PROGRAM

TABLE OF CONTENTS


                                                                 Page

INDEPENDENT AUDITORS' REPORT                                       1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits -
    December 31, 1994 and 1993                                     2

  Statements of Changes in Net Assets Available for Benefits -
    Years ended December 31, 1994 and 1993                         3

  Notes to Financial Statements                                   4-12

ALL FUNDS OF THE PLAN ARE HELD IN A MASTER TRUST.
  AS A RESULT, SUPPLEMENTAL SCHEDULES ARE OMITTED
  BECAUSE THEY ARE INAPPLICABLE UNDER THE DEPARTMENT
  OF LABOR'S RULES AND REGULATIONS.





INDEPENDENT AUDITORS' REPORT


Benefit Plans Administration Committee
  Western Publishing Company, Inc.:


We have audited the accompanying statements of net assets available for benefits of Golden Comprehensive Security Program as of December 31, 1994 and 1993, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1994 and 1993, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE, LLP
Milwaukee, Wisconsin

April 21, 1995



GOLDEN COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1994 AND 1993

                                                                        1994              1993
ASSETS:
 Investments in Western Publishing Group, Inc. Master
  Retirement Trust pooled investment accounts (Notes 3 and 4):
   Investment funds                                                   $ 9,221,176      $24,924,230
   Guaranteed investment contracts                                     48,328,918       33,635,413
   Parent company stock                                                 1,093,811        2,473,163
   Loans receivable from participants                                   2,197,940        2,229,615
   Accrued income receivable                                              185,566          151,273
 Receivable from investments sold                                                           18,555
 Contributions receivable:
  Employers                                                             1,117,331        1,507,925
  Participants                                                            207,133          240,682
                                                                      -----------      -----------
      Total assets                                                     62,351,875       65,180,856
                                                                      -----------      -----------

LIABILITIES:
 Payable to third parties                                                  51,113           33,114
                                                                      -----------      -----------
NET ASSETS AVAILABLE FOR BENEFITS                                     $62,300,762      $65,147,742
                                                                      ===========       ==========


See notes to financial statements.

GOLDEN COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                  1994            1993
Investment income - Increase in equity
 of allocable portion of Western Publishing
Group, Inc. Master  Retirement Trust pooled
investment accounts -  (Notes 3 and 8):
  Interest                                      $ 2,712,885     $ 3,332,445
  Dividends                                       1,018,924         674,687
  (Depreciation) appreciation on pooled
  investment accounts                            (2,321,334)        106,692
Contributions - Note 5:
  Employers                                       2,475,965       2,831,222
  Participants                                    3,586,212       3,420,620
                                                -----------     -----------

    Total additions                               7,472,652      10,365,666
                                                -----------     -----------
Payments to or on behalf of participants         10,155,071       4,497,840
Administrative expenses                             164,561         153,813
                                                -----------     -----------

    Total deductions                             10,319,632       4,651,653
                                                -----------     -----------

    Net (decrease) increase                      (2,846,980)      5,714,013

Net assets available for benefits:
  Beginning of year                              65,147,742      59,433,729
                                                -----------     -----------

  End of year                                   $62,300,762     $65,147,742
                                                -----------     -----------
                                                -----------     -----------

See notes to financial statements.

GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994 AND 1993


1.  THE PLAN

    Golden Comprehensive Security Program (the "Plan") is a contributory defined contribution plan offered to all eligible employees of Western Publishing Company, Inc. (the "Company") and effective April 23, 1986, to all eligible employees of Western Publishing Group, Inc., the Company's parent, and eligible employees of any United States subsidiary of the Company or the parent which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements. The Plan became effective on November 1, 1984 and conforms with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

    An employee becomes a participant of the Plan on specified quarterly entry dates after meeting the following requirements:

      a. Is a salaried employee or a member of a group or class of employees to which the Plan has been extended by the Board of Directors of the Company; and

      b. Is not a member of a collective bargaining unit of employees represented by a collective bargaining representative, except to the extent that an agreement between the participating company ("employer") and such representative extends the Plan to such unit of employees; and

      c.     Has completed six months of continuous employment
             (as defined in the Plan).

    Participants, by means of authorized payroll deductions, may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution ("income deferral" and "participant") is limited to 16% of compensation. Income deferral contributions were limited to no more than $9,240 for 1994 and $8,994 for 1993 in accordance with the Internal Revenue Code ("Code").

    Each participating employer annually contributes to the Plan an amount equal to 3% of the aggregate compensation of participants entitled to share in the contribution for that year. In addition, the employers contribute for a participant an amount equal to 60% of the first 6% of "income deferral contributions" made by, or on behalf of the participant. Employer contributions are reduced by any forfeitures to be credited for the applicable period.
    Forfeitures for 1994 and 1993 totalled $242,089 and $54,717, respectively.

    The employers' 3% contribution is always invested in the Interest Accumulation Fund. Amounts credited to a participant's account are designated as "Plan Credits." Contributions made by, or on behalf of, a participant are invested (in proportions designated by the participant) in one or more of the following funds:

GOLDEN COMPREHENSIVE SECURITY PROGRAM

                                          Number of Participants
                                           Invested in Fund at
                         Fund Type          December 31, 1994

               Conservative Equity Fund             519
               Aggressive Equity Fund               467
               Interest Accumulation Fund         1,370
               Parent Company Stock Fund            297


    Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts monthly based on their proportionate share of the applicable fund's assets.

    The employers' 3% contribution for each plan year is allocated to the participants' accounts pro rata based on the eligible compensation paid to the participant by the employer in that year.

    If a participant's employment terminates for any reason other than retirement, disability or death, the participant is entitled to receive Plan Credits resulting from employer contributions which are then vested according to the following schedule:

                                              Vested Percentage
          Years of Continuous                    of Employer
               Employment                    Contribution Account

               Less than 1                           0%
               1 but less than 2                    25%
               2 but less than 3                    50%
               3 but less than 4                    75%
               4 or more                           100%

    Balances in a participant's income deferral contribution

    account, participant contribution account and prior plan account are fully vested at all times.

    In the event of a participant's retirement, disability or death, Plan Credits not previously vested, become fully vested and are not subject to forfeiture, and all Plan Credits become immediately distributable in the manner described below.

    When a participant's employment terminates for any reason, all vested Plan Credits of the participant may be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

GOLDEN COMPREHENSIVE SECURITY PROGRAM

      a.     By a lump-sum distribution of any or all Plan Credits.

      b. By applying the cash equivalent of any or all such Plan Credits towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

    A participant may elect to defer distribution of vested Plan
    Credits until age 70-1/2.

    No more often than once per quarter, a participant may elect to withdraw all or any portion of the net credit balance in the participant 's contribution account, prior plan account or rollover account. Participants may borrow, up to certain limits, against their account balance. The loan must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 240 months (360 months for loans made prior to October 18, 1989). Generally, loan repayments are made by payroll deduction.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Accounting - The accompanying financial statements have been prepared on the accrual basis of accounting.

    Investments - The Plan participates in investment accounts under the Western Publishing Group, Inc. Master Retirement Trust (the "Master Trust"). Investment income, realized gains and losses on investment transactions, expenses and investment appreciation or depreciation on assets held in the Master Trust are allocated monthly to each fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and for contributions made to the Plan.

    Valuation of Investments - Investments in the Master Trust pooled investment accounts and parent company stock are valued at fair value. Investments in guaranteed investment contracts are valued at contract value. Contract value represents contributions made under the contract plus interest at the contract rate, less funds used to purchase annuities and pay administrative expenses.

    Expenses - Plan expenses, such as trustee and accounting fees, are charged to the Plan.

    Benefits Payable - In 1993, the Plan changed its method of accounting for benefits payable to comply with the 1993 AICPA Audit and Accounting Guide, Audits of Employee Benefit Plans. The new guidance requires that benefits payable to persons who have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the Plan. Net assets available for benefits included benefits of $1,278,859 and $726,457 due to participants who have withdrawn from participation in the Plan as of December 31, 1994 and 1993, respectively.

GOLDEN COMPREHENSIVE SECURITY PROGRAM

3.  INVESTMENTS IN MASTER TRUST

    Investments in the Master Trust at December 31, 1994 and 1993 were as follows:

                                                   1994              1993
                                                   (Dollars in Thousands)

    Guaranteed investment contracts                $ 77,725      $ 54,077
    Pooled investment funds                          26,821        51,480
    Common stock                                      1,610         3,602
                                                   --------      --------

    Total investments                              $106,156      $109,159
                                                   ========      ========

    The net investment gain of the Master Trust for the years ended December 31, 1994 and 1993 was as follows:

                                                   1994              1993
                                                   (Dollars in Thousands)



    Interest and Dividends                        $ 6,129         $ 6,425
    (Depreciation) appreciation in fair
       value of investments                        (4,024)          1,404
    Administrative expenses                          (453)           (402)
                                                  -------         -------

    Net investment gain                           $ 1,652         $ 7,427
                                                  =======         =======

    The Plan's interest in the Master Trust as a percentage of net assets of the Master Trust was approximately 56% at December 31, 1994 and 1993.

4.  INVESTMENTS

    Investments in pooled investment funds at December 31, 1994 and 1993 were as follows:

                                              1994                   1993
                                      -------------------    -----------------------
                                       UNITS   FAIR VALUE     UNITS       FAIR VALUE
    Conservative Equity Fund
      (Evergreen Total Return Fund)   306,156  $5,213,834      261,867   $ 5,137,839
    Aggressive Equity Fund (Evergreen
      Fund)                           331,346   3,986,095      303,284     4,306,646
    Bankers Trust Pyramid Directed
      Account Cash Fund                21,247      21,247   15,479,745    15,479,745
                                               ----------                -----------
                                               $9,221,176                $24,924,230
                                               ==========                ===========

                                      -7-

GOLDEN COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    Investments in guaranteed investment contracts at December
    31, 1994 and 1993 were as follows:

                                                   1994           1993

John Hancock Mutual Life Insurance Company
 Contract #GAC-7313-0                          $ 8,981,197
Principal Mutual Life Insurance Company
 Contract #GAC4-6187-1                           7,096,087     $ 8,154,315
CNA Insurance Company
 Contract #12732-006                                             7,315,142
Allstate Life Insurance Company

 Group Annuity Contract #GA-5343-1               6,301,458       7,217,607
New York Life Insurance Company
 Contract #GA-06701-2-1                          5,776,869       6,864,703
New York Life Insurance Company
 Contract #GA-06701-1                            3,553,714       4,083,646
Metropolitan Life Insurance Company
 Contract #GA-13981-069                          6,469,572
Metropolitan Life Insurance Company
 Contract #A-13823-069                           1,856,754
Hartford Life Insurance Company
 Contract #GA3-10145-AA                          8,293,267
                                               -----------     -----------
                                               $48,328,918     $33,635,413
                                               ===========     ===========

  Investments in parent company stock at December 31, 1994 and 1994 were as follows:

                                                          Fair
                                               Shares     Value
     Western Publishing Group, Inc.
       common stock:
         December 31, 1994                    115,138   $1,093,811
                                                        ==========

         December 31, 1993                    128,476   $2,473,163
                                                        ==========

GOLDEN COMPREHENSIVE SECURITY PROGRAM

    Transactions in the common stock of Western Publishing Group, Inc. were as follows:

                                 1994                  1993
                           -----------------     -----------------
                           Shares    Amount      Shares     Amount

     Aggregate purchases   26,675   $326,799     57,960   $923,155
                                    ========              ========

     Aggregate sales and
       distributions to
       participants        40,013   $595,345      4,106   $ 60,154
                                    ========              ========

5.  CONTRIBUTIONS

    Contributions from the Company, Western Publishing Group,
    Inc. and their respective participants were as follows:


                                                            1994
                                          -------------------------------------
                                           Employer      Employee      Total

    Western Publishing Company, Inc.      $2,358,026    $3,459,197   $5,817,223
    Western Publishing Group, Inc.           117,939       127,015      244,954
                                          ----------    ----------   ----------

                                          $2,475,965    $3,586,212   $6,062,177
                                          ==========    ==========   ==========



                                                            1993
                                          -------------------------------------
                                           Employer      Employee      Total

    Western Publishing Company, Inc.      $2,743,409    $3,324,537   $6,067,946
    Western Publishing Group, Inc.            87,813        96,083      183,896
                                          ----------    ----------   ----------

                                          $2,831,222    $3,420,620   $6,251,842
                                          ==========    ==========   ==========


6.  INTERNAL REVENUE SERVICE STATUS

   The Internal Revenue Service has determined and informed the Company by a letter dated May 10, 1985, that the Plan is qualified and the trust established under the Plan is tax-exempt, under the appropriate sections of the Code. The Plan has been amended since receiving the determination

GOLDEN COMPREHENSIVE SECURITY PROGRAM
    letter and subsequent to December 31, 1994, the Company filed the amended Plan with the Internal Revenue Service for the purpose of obtaining an updated determination letter. However, the plan administrator believes that the plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

7.  TERMINATION OF THE PLAN


    In the event that the Plan is terminated at some future time, each participant's account will become fully vested and will be distributed in accordance with provisions of the Plan.

GOLDEN COMPREHENSIVE SECURITY PROGRAM

8. CHANGES IN NET ASSETS BY FUND:

   Plan participants have the ability to self-direct employee and certain employer contributions into any of the funds described in Note 1. Net assets at December 31, 1994 and the changes in net assets available for benefits for the year then ended were as follows:

                                                                                        Interest
                                Conservative       Aggressive     Parent Company      Accumulation
                                Equity Fund       Equity Fund       Stock Fund            Fund         Loan Fund        Total
Investment income:
 Interest                       $      519         $      446       $    1,502        $ 2,560,063      $  150,355    $ 2,712,885
 Dividends                         398,017            620,907                                                          1,018,924
 Depreciation on pooled
   investment accounts            (738,220)          (580,183)      (1,002,931)                                       (2,321,334)
                                ----------         ----------       ----------        -----------      ----------    -----------
    Total investment
     income (loss)                (339,684)            41,170       (1,001,429)         2,560,063         150,355      1,410,475

Contributions:
 Employers                         260,298            210,436           93,543          1,911,688                      2,475,965
 Participants                      691,766            563,384          253,490          2,077,572                      3,586,212
Transfers of assets from (to)
 other funds                      (373,138)            42,880          277,361             32,669          20,228
                                ----------         ----------       ----------        -----------      ----------    -----------
    Total additions                239,242            857,870         (377,035)         6,581,992         170,583      7,472,652
                                ----------         ----------       ----------        -----------      ----------    -----------

Payments to or on behalf
 of participants                   844,840            948,979          262,199          7,928,256         170,797     10,155,071
Administrative expenses              7,936              8,068            2,417            146,140                        164,561
                                ----------         ----------       ----------        -----------      ----------    -----------
    Total deductions               852,776            957,047          264,616          8,074,396         170,797     10,319,632
                                ----------         ----------       ----------        -----------      ----------     ----------
    Net decrease                  (613,534)           (99,177)        (641,651)        (1,492,404)           (214)    (2,846,980)

Net assets available
 for benefits:
  Beginning of year              5,584,921          4,069,062        1,910,970         51,353,174       2,229,615     65,147,742
                                ----------         ----------       ----------        -----------      ----------    -----------
  End of year                   $4,971,387         $3,969,885       $1,269,319        $49,860,770      $2,229,401    $62,300,762
                                ==========         ==========       ==========        ===========      ==========    ===========

GOLDEN COMPREHENSIVE SECURITY PROGRAM

8. CHANGES IN NET ASSETS BY FUND:

   Plan participants have the ability to self-direct employee and certain employer contributions into any of the funds described in Note 1. Net assets at December 31, 1994 and the changes in net assets available for benefits for the year then ended were as follows:

                                                                                          Interest
                                        Conservative    Aggressive    Parent Company    Accumulation
                                        Equity Fund     Equity Fund     Stock Fund          Fund        Loan Fund        Total
Investment income:
 Interest                                $       519    $       446      $     1,502    $  2,560,063    $  150,355     $2,712,885
 Dividends                                   398,017        620,907                                                     1,018,924
 Depreciation on pooled
  investment accounts                       (738,220)      (580,183)      (1,002,193)                                  (2,321,334)
                                         -----------    -----------      -----------    ------------    ----------    -----------
   Total investment income (loss)           (339,684)        41,170       (1,001,429)      2,560,063       150,355      1,410,475

Contributions:
 Employers                                   260,298        210,436           93,543       1,911,688                    2,475,965
 Participants                                691,766        563,384          253,490       2,077,572                    3,586,212
Transfers of assets from (to)
 other funds                                (373,138)        42,880          277,361          32,669        20,228
                                         -----------    -----------      -----------    ------------    ----------    -----------
   Total additions                           239,242        857,870         (377,035)      6,581,992       170,583      7,472,652
                                         -----------    -----------      -----------    ------------    ----------    -----------
Payments to or on behalf
 of participants                             844,840        948,979          262,199       7,928,256       170,797     10,155,071
Administrative expenses                        7,936          8,068            2,417         146,140                      164,561
                                         -----------    -----------      -----------    ------------    ----------    -----------
   Total deductions                          852,776        957,047          264,616       8,074,396       170,797     10,319,632
                                         -----------    -----------      -----------    ------------    ----------    -----------
   Net decrease                             (613,534)       (99,177)        (641,651)     (1,492,404)         (214)    (2,846,980)

Net assets available for benefits:
 Beginning of year                         5,584,921      4,069,062        1,910,970    $ 51,353,174     2,229,401     65,147,742
                                         -----------    -----------      -----------    ------------    ----------    -----------
 End of year                             $ 4,971,387    $ 3,969,885      $ 1,269,319    $ 49,860,770    $2,229,401    $62,300,762
                                         ===========    ===========      ===========    ============    ==========    ===========